Exhibit 99.3

First Half 2013 Strategy Execution Video Transcript

Thank you for joining us again. This video is the next in a series of videos to discuss the progress being made by Inland American on the execution of our long-term strategy. We have attached a short survey to this video. Please take a few minutes at the end to answer a couple of quick questions. Your responses will help us craft our future communication with you. It will also provide us with a better understanding of the expectations of our 185,000 shareholders.

It has been a busy and exciting couple of months for Inland American. Since June, we have made several important announcements. These activities are part of our long-term strategy that we have been talking about for a year now.

We believe in our long-term strategy of concentrating our portfolio into multi-tenant retail, lodging and student housing. This strategy will offer us the ability to capture rent increases and property appreciation as the economy recovers. The lease terms for these assets are shorter and gives us the ability to raise rents more often providing increased cash flow to the REIT. We also believe this strategy will bring us closer to launching our long-term multiple liquidity events. At the same time, still preserving our commitment to provide our shareholders with sustainable monthly distributions.

In August, our board of directors unanimously approved an agreement to sell a significant portion of our net lease entities. Our first closing for this transaction was completed in late September. The proceeds from this closing were allocated to pay down debt, and acquire properties that we have recently announced. We anticipate our second closing to be at the end of 2013 or early 2014. For more information on the net lease transaction please go to our website and review the 8-K filed with the Securities and Exchange Commission.

In addition to our net lease sale transaction, we also completed the sale of the majority of our apartments. This was a successful transaction for two reasons. First, we did not see this asset class providing above-market growth over the long term. Second, we believe we sold these assets at peak pricing and that was confirmed because we sold them above the original purchase price.

We have not just been selling assets the last couple of months. The other part of the equation is acquisitions and developments. Since June, we have announced several outstanding additions to our Student Housing portfolio.

We acquired two, brand new student housing properties for a combined total of approximately $145 million dollars. The properties are located adjacent to the campuses of:

•	Arizona State University

•	and the University of Arkansas.

These properties are both 99% occupied and will increase our total number of beds to 7,815. We also announced a development on the campus of Georgia Tech University. This 20-story building is an exciting development for both, us and the Georgia Tech campus.

Our strategy for student housing is to expand our portfolio by both building new and buying existing properties. We have been pursuing this approach because it provides the REIT with stable income from the acquisitions, and a higher yield and growth from the new developments.

On the lodging side, we announced 5 new hotel purchases.

•	Two Westin hotels in Houston

•	The 501-room Hyatt Regency in Santa Clara, California which just a note:

•	This hotel is less than one mile from the brand new 49er football stadium which will also be the site of the 2016 Super Bowl.

•	We also purchased two Hyatt Andaz properties one in Napa, and one in Savannah, Georgia.

The total acquisition price for these properties was approximately $428 million dollars. They will bring an additional 1,686 full service hotel rooms to our portfolio in key strategic lodging markets. Adding these properties will give us the greatest opportunity to grow our revenue as the economy improves.

Also, as we have said in the past, no disposition or acquisition fees were paid to the Inland American Business Manager and Advisor, or any of its affiliates, in connection with these transactions.

The progress on the acquisitions and dispositions strategy is bringing us closer to our long-term multiple liquidity events. Currently, we see the next potential portfolio spin-off and listing to take place in the next 12 to 24 months, of course this is dependent upon market conditions.

One question a shareholder may ask is why not have one big liquidity event and list the entire company on an exchange? This is a fair question. As you know, we have a diversified portfolio of assets. All asset classes have different peaks and valleys with regard to their valuations. Therefore, we believe listing the entire company will not allow us to capture the full recovery of each individual asset class.

The same diversification however was critical during the recession and helped support the dividends. But currently, Wall Street applies a higher discount to REITs that list on an exchange, with a diversified portfolio compared to a single asset REIT.

This multi-event strategy may take more time than a single event but we believe it will produce a better return.

Before I close, I’d like to thank you again for joining us today. The management team looks forward to updating you on our progress after we file our 3rd quarter results in mid-November. If you have any questions, please do not hesitate to call Inland Investor Services and don’t forget to take the survey because it will help us in our future communication with you and better understand your expectations. Thanks and have a great day.